AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Amendment No. 2

Money With Meaning Fund, LLC

300 S Orange Ave, Suite 1000

Orlando, Florida 32801

www.mwmfund.com

May 2, 2019

Money With Meaning Fund, LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell up to $15,000,000 of its Class A Investor Shares to the public. You can read a complete description of the Class A Investor Shares in “Securities Being Offered” starting on page 22.

We are selling these securities directly to the public via our website, www.MWMfund.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company.

The price of the Class A Investor Shares is $10.00 each. The minimum initial investment is 20 Class A Investor Shares, or $200.

This Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”), and will end upon the earlier of (1) the date we have sold $15,000,000 of Class A Investor Shares, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

The minimum we are seeking to raise in this Offering is $500,000. If we do not raise at least $500,000 within six (6) months of the date this Offering Statement is qualified by the SEC, we will terminate the Offering and return any money we’ve raised to that point, without any deductions. Investor subscriptions will be held in an escrow account established by the Company with Prime Trust, LLC until the Company has received and accepted subscriptions from qualified investors totaling at least $500,000. A copy of the Escrow Agreement with Prime Trust, LLC is attached as Exhibit 1A-6B.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing” starting on page 4.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits On How Much Non-Accredited Investors Can Invest” STARTING ON PAGE 25.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

v

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” “we will” or similar expressions.

Because we are talking about a new business, most of the things we say in this Offering Circular are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we discuss in “Risks of Investing” starting on page 4. Many of these events are outside our control.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

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SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

Money With Meaning Fund, LLC, which we refer to in this Offering Circular as the “Company” (and sometimes as “we”, “us” or “our”), was formed to invest in (buy) non-performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically a single-family residential property) and delinquent in payment.

After we buy a loan, we typically reach out to the homeowner to achieve a speedy resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, one of four things typically happens:

1)	The homeowner is able to refinance the loan and stay in the house.

2)	Without refinancing, we accept a discounted lump sum for the loan and the homeowner stays in the house.

3)	We modify the terms of the loan and the homeowner stays in the house.

4)	Where the homeowner cannot afford to stay in the house, we take ownership of the house (usually on a consensual basis, but sometimes through foreclosure) and sell it.

We make a profit if our revenue – the proceeds we receive from the sale or other dispositions of loans, the proceeds we receive from selling houses, and any loan payments we receive from homeowners along the way – exceeds the price we paid for the loans in the first place, after subtracting all our expenses (e.g., loan servicing costs and management and legal fees).

Apart from making a profit, we try to achieve socially-meaningful goals, including:

●	Give low-to-moderate-income Americans the security and stability of home ownership.

●	Increase social awareness of this mission.

●	Strengthen neighborhoods.

●	Create value that can pass from generation to generation.

●	Make the system work, or at least work better, for those of moderate means.

●	Create a viable business model demonstrating that capitalism doesn’t have to be cruel.

●	Give our investors a channel to benefit financially by doing social good.

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Summary of the Offering

The Company is offering to sell its securities to the public in what we refer to as the “Offering.” Specifically, the Company is offering to sell up to $15,000,000 of its Class A Investor Shares, which are limited liability company interests in the Company. We refer to anyone who purchases a Class A Investor Share as an “Investor.”

Each calendar quarter, if the Company has any money to distribute after paying all of its expenses, we intend to make distributions in the following order of priority:

●	First, we intend to distribute enough to pay Investors a preferred return of 10% per year on their invested capital.

●	Second, we intend to return to Investors all of their invested capital.

●	Third, after Investors have received their 10% annual preferred return and all their invested capital, we intend to keep any remaining profit for ourselves.

To put it differently, if the Company is successful, an Investor will receive all of his, her, or its capital back plus a compounded return of 10% per year, i.e., an internal rate of return of 10% per year.

We might decide to make distributions every month in the future (if we have anything to distribute).

THERE IS NO GUARANTY THAT WE WILL EARN ENOUGH PROFIT TO DISTRIBUTE A 10% COMPOUNDED RETURN TO INVESTORS, OR EVEN TO RETURN THEIR CAPITAL.

The Company will try to return to Investors all of their capital no later than the fifth anniversary of the purchase date, assuming there is sufficient cash flow. However, Investors might receive a return of their capital sooner, later, or not at all.

THE FOREGOING WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR
CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

Buying Class A Investor Shares is speculative and involves significant risk, including the risk that you could lose some or all of your investment. This section describes some of the most significant factors that make the investment risky. The order in which these factors are discussed is not intended to suggest that some factors are more important than others.

Going Concern Considerations: The Company’s financial statements (included in this Offering Circular starting on page 67) have been prepared on a “going concern” basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

Speculative Nature of Real Estate Investing: Real estate is notoriously speculative and unpredictable. For example, many very experienced, very informed people lost money when the real estate market declined in 2007-08. When the real estate market is healthy, as it was from 2003 through 2006, it appears that it will be healthy forever, but time after time history has shown that the real estate market goes down without warning, sometimes resulting in devastating losses. Most or all of the assets purchased by the Company will be backed by real estate. If the real estate market declines, the Company might not be able to pay the return you expect or even to pay back your investment.

No Guaranty of Distributions: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guaranties you will get your money back. Buying a Class A Investor Share of the Company is not like that at all. The ability of the Company to make the distributions you expect, and ultimately to give you your money back, depends on a number of factors, including some beyond its control. Nobody guaranties that you will receive distributions.

Speculative Nature of Real Estate Loans: Investments in loans backed by real estate are highly speculative. Among the risks are the following:

●	We could be mistaken in our view of the value of the real estate underlying a loan. For example, if we paid $80 for a loan, believing that the value of the underlying real estate is $100, but the actual value is only $70, we could incur a substantial loss. Our assessment of the value of the underlying real estate could be incorrect for any number of reasons, including unknown and unanticipated environmental hazards.

●	A homeowner could tie us up in legal proceedings for a lengthy period of time, as we try to foreclose on the underlying real estate.

●	A homeowner could file for bankruptcy protection, causing further delay, cost, and complication.

●	Local laws we have not taken into account could hamper our ability to foreclose on the underlying real estate.

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●	We could learn after the fact that the original lender or prior mortgage holder had failed to comply with legal or technical requirements in the loan documents, making it more difficult or even impossible for us to collect on the loan and/or foreclose on the property.

●	The homeowner might have lied on the loan application about important information, including the ownership of the underlying real estate or the existence of prior liens. If the underlying real estate securing a loan is encumbered by other liens with a higher priority, it could reduce or even eliminate the value of the loan.

●	The person who sold the loan to the Company might have lied about or hidden important information.

●	A homeowner could make claims against the Company based on a theory of “lender liability” or otherwise.

Pricing of Loans: The success of the Company, and its ability to make distributions to Investors, depends on our ability to gauge the value of loans that are in default. Although the Company and its advisors rely on various objective criteria, ultimately the value of these loans is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Our Business Is Heavily Regulated: Our business is subject to extensive licensing requirements, consumer protection laws, foreclosure laws, and regulatory oversight by federal, state and local governmental authorities. If we fail to operate our business in compliance with the law, our business, reputation, financial condition and results of operations could be materially and adversely affected, leading to (among other things) (i) loss of our right to invest in residential mortgages, (ii) government investigations and enforcement actions against us, (iii) fines, penalties and judgments against us, (iv) civil lawsuits, including class actions, (v) criminal liability, and (vi) breaches of covenants and representations under our servicing agreements, debt agreements, or other agreements.

Licensing Requirements: Many states impose certain licensing requirements on investors who buy and sell mortgage loans secured by 1-4 family residential properties. The Company has engaged regulatory counsel to ensure that it complies with all applicable laws and regulations, but has not yet decided on or implemented a compliant structure. Complying with all applicable laws and regulations could be expensive and burdensome. On the other hand, if the Company does not comply, we could face fines, lawsuits, investigations, fines, penalties – even the termination of our business.

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We Rely Extensively on Third Parties: After the Company buys a loan, we rely on third parties to service the loan, to work out an acceptable arrangement with the homeowner (if possible), to foreclose on the real estate (if necessary), and to handle every other aspect of the Company’s business. These third parties provide services to the Company pursuant to written agreements which could, under some circumstances, be terminated, and through employees that the Company does not control directly. A disruption of any of these third party relationships could damage the Company.

Risks Relating To Technology: We depend on the effective implementation and operation of our technology systems. Technology failures, defects or inadequacies, development delays, installation difficulties or security breaches could hurt our operations and increase our costs. Disruptions, failures, defects or inadequacies in our technology, delays in the development of, or installation difficulties with, our technology, or security breaches to our technology could delay or disrupt our ability to provide services to our customers and result in significant financial and reputational harm.

Risks Relating To Personally Identifiable Information: We will collect, process, store, use and disclose personal information of borrowers, including names, addresses, social security numbers, bank account numbers, credit card numbers and credit history information. Such information is subject to various federal, state and other laws regarding data privacy and protection, which are always changing. We might be required to expend significant time, money and other resources towards compliance with such laws, and we may be subject to orders, fines, penalties or other adverse consequences from governmental authorities, as well as lawsuits from consumers, if we fail to comply with them, not to mention the possible damage to our reputation (e.g., Target).

The Company Does Not Have A Credit Rating from Moody’s or Standard & Poor’s: Credit rating agencies, notably Moody’s and Standard & Poor’s, assign credit ratings to debt issuers, which are intended to help Investors gauge the ability of the issuer to repay the loan. The Company has not been rated by Moody’s or Standard & Poor’s and, as a result, Investors have no objective measure by which to judge the creditworthiness of the Company.

Arbitrary Pricing: The initial price of our Class A Investor Shares was determined arbitrarily by our management. It was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Incomplete Due Diligence: We perform “due diligence” on the loans and other assets we purchase, meaning we review some of the available information about the loans and the underlying collateral. As a practical matter, however, it is simply impossible to review all of the information about a given loan (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, and we cannot verify all the information we receive independently. It is also possible that we have reached inaccurate conclusions concerning the information we have reviewed.

Reliance on Management: You will not have a right to vote or otherwise participate in managing the Company, except on very limited matters. Instead, the Manager will make all investment and trading decisions as well as all other business decisions. As a result, the success of the Company – and its ability to make payments with respect to your Class A Investor Share – will depend almost exclusively on the skills of the Manager and its principals, Richard Allen and Terrence Osterman. If Mr. Allen or Mr Osterman resigned, died, or became ill, the Company and its Investors could suffer.

Competition: Many companies and individuals compete to invest in the same kinds of loans the Company buys. The more competition there is, the more the Company will be required to pay for loans and the more risk the Company will be required to assume to obtain a given return (yield) on its investments.

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Risks Associated with Leverage: The Company might borrow money from banks or other lenders to purchase loans or other assets. Borrowing money to purchase assets is sometimes referred to as “leverage.” While using leverage can increase the total return on the borrower’s equity, it also increases risk because the amount borrowed has to be repaid in accordance with a schedule. To repay its loans, the Company might have to sell assets at a time when values are low, for example.

The Company is a Startup Business: Although the principals of the Company have been engaged in the real estate and finance industries for years, the Company is a relatively new business with a new and unproven business model, i.e., investing in non-performing loans using capital raised via the Internet. Like any new business, the Company faces challenges on a number of fronts, including attracting and retaining qualified employees, designing and implementing new business systems, technology systems, marketing, and capital formation. If the Company failed in any of these or other key areas, the whole business could fail.

Competing Objectives: The Company has financial objectives – generating current income and capital appreciation – but has non-financial objectives as well – namely, providing viable solutions for homeowners at risk of foreclosure. Because of its dual objectives, one relating to financial returns and the other related to social betterment, the Company does not try to squeeze the maximum possible financial value from every loan. As a result, the ability of the Company to make distributions to Investors could be impaired.

Forum Selection Provision: Our LLC Agreement and Investment Agreement each provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor, or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Limitation on Rights in LLC Agreement: The LLC Agreement limits your rights in several important ways, including these:

●	The LLC Agreement significantly curtails your right to bring legal claims against management.

●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	You have only a limited right remove the Manager for cause as further described in the LLC Agreement.

●	The Manager is allowed to amend the LLC Agreement in certain respects without your consent.

●	The LLC Agreement restricts your right to sell or otherwise transfer your interest.

●	The LLC Agreement provides that all disputes will be conducted in Wilmington, Delaware.

Limitations on Rights in Investment Agreement: To purchase a Class A Investor Share, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Share:

●	The Investment Agreement provides that all disputes will be conducted in Wilmington, Delaware.

●	You would not be entitled to a jury trial. However, this limitation will not apply to claims arising under the Federal securities laws.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, this limitation will not apply to claims arising under the Federal securities laws.

●	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if our management team devoted its full attention to maximizing the value of just the loans and other assets purchased by the Company. Instead, our team will be managing the assets and liabilities of other entities affiliated with the Company.

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●	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

●	Our management fees are based on the amount of capital we raise. To some extent, we have a financial incentive to raise as much money as possible, even if we cannot deploy the capital effectively, which could lead us to buy loans with lower potential and/or to overpay for loans.

●	We might buy loans from our affiliates. Although we will always seek to establish a fair, arm’s-length price for loans, our interests as a seller conflict with your interests as a buyer.

●	The lawyer who prepared the LLC Agreement, the Investment Agreement, the Management Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Uninsured Losses: We will decide what kind of insurance to purchase, and in what amounts. However, some risks cannot be insured at all, or cannot be insured on an affordable basis, and the Company might not be able to purchase or afford all the insurance it needs. Therefore, the Company could incur an uninsured loss.

No Market for the Class A Investor Shares; Limits on Transferability: There are several obstacles to selling or otherwise transferring your Class A Investor Shares:

●	There will be no established market for your Class A Investor Share, meaning you could have a hard time finding a buyer.

●	The Company’s LLC Agreement prohibits Investors from selling or otherwise transferring their Class A Investor Shares without the consent of the Company’s Manager, and grants the Company’s Manager a right of first refusal to purchase a Member’s Interest.

●	Although you have the right to ask us to repurchase your Class A Investor Share, or arrange for someone else to purchase your Class A Investor Share, there is no guaranty that we will be able to do so.

Taking all that into account, you should plan to own your Class A Investor Shares indefinitely.

Early Payment: The Company expects to pay back your capital before the fifth anniversary of your investment. Therefore, you should not expect to receive a 10% annual return for the entire five year period.

Tax Cost: Most of the Company’s income will be in the form of interest or short-term capital gain, rather than long-term capital gain.

Our Track Record Does not Guaranty Future Performance: The section captioned “Past Performance: Our Track Record So Far,” starting on page 20, illustrates the performance of certain affiliates of the Company, engaged in the same business in which the Company plans to engage. However, there is no guaranty that the Company will do well as its affiliates have done. The economy as a whole and the real estate market in particular have been very favorable to date; as surely as night follows day, economic conditions will change and we might not be able to adapt.

Risk of Failure to Comply with Securities Laws: The Offering is being conducted under the exemption from the registration requirements of the Securities Act of 1933, as amended, under the SEC’s Regulation A. We have relied on the advice of counsel and believe we qualify for such exemption. If we did not qualify, we could be liable to penalties imposed by the federal and state regulators, as well as to lawsuits from investors.

Investors Cannot See Our Actual Investments Before Investing: As of the date of this Offering Circular, the Company does not own any loans or other real estate assets. As a result, Investors cannot see or evaluate our assets before making an investment decision. Instead, investors are asked to invest first, then trust that their money will be used wisely.

The Company Stands On Its Own: The Company will either succeed or fail on its own account. Although certain affiliates of the Company have been successful, there is no guaranty that the Company will be successful. Further, neither the Manager, nor any other person or entity has committed to provide financial assistance to the Company should such assistance become necessary.

Regulation as an Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, as amended, we would be required to comply with a number of special rules and regulations and incur significant cost doing so. If we failed to comply with these special rules and regulations, we could be prohibited from operating our business and subject to civil and criminal liability, and any contracts we were a party to might be unenforceable. We intend to conduct our business so that we are not treated as an investment company. See “Investment Company Act Limitations” starting on page 29. However, we might not be successful.

Asset-Backed Securities: The securities laws include two definitions of the term “asset-backed security.” If the Class A Investor Shares were treated as “asset-backed securities” within the meaning of the first of these definitions, we would not be allowed to sell them in this Offering. If the Class A Investor Shares were treated as “asset-backed securities” within the meaning of the second of these definitions, the Company would be subject to substantial and onerous reporting obligations. For the reasons described in “Asset-Backed Securities” starting on page 30, we do not believe that the Class A Investor Shares constitute asset-backed securities under either definition. If the Securities and Exchange Commission or another regulatory body were to conclude otherwise, however, we might be unable to complete the Offering, or we might be subject to onerous reporting obligations.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing

Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

The Company is a limited liability company organized under the laws of Delaware on May 8, 2017. The Company pursues two main goals: to generate income for its owners and Investors; and also to help struggling homeowners through a difficult time. The Company’s principal executive office is located at:

300 S Orange Ave, Suite 1000

Orlando, Florida 32801

The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments) and work with homeowners to resolve the non-performing loans in a socially conscious manner that provides returns to our investors will taking into account the needs of the borrower.

Our Mission

Our mission is to provide:

●	Affordable housing solutions for lower-income Americans; and

●	A transparent and reliable financial opportunity for investors.

Management

The Company itself has no employees. Instead, it will be managed by the Manager.

Under our governing documents, the Company is managed by Cloud Capital Management, LLC, a Florida limited liability company D/B/A MWM which we refer to as the “Manager.” The Manager has exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, have no right to participate in the management of the Company.

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Investment Strategy

We believe the Company can buy distressed (non-performing) residential mortgage loans at significant discounts to their unpaid principal balances and, more importantly, to their current and future market values. Many depository institutions and other holders of portfolios of sub-performing or non-performing mortgage loans in the United States continue to be under financial duress and may be motivated to sell these loans at favorable prices. In addition, government-related agencies acting as receivers, such as the Federal Deposit Insurance Corporation, have acquired and are expected to continue to acquire significant portfolios of troubled loans from failed depository institutions. In addition to sellers who may be under duress, many sellers prioritize their non-performing loan portfolios and look to sell the smallest, most distressed loans to other investors willing to take on the resolution.

The size of the non-performing and sub-performing residential mortgage loan market has grown considerably in the last few years, and we believe it will continue to grow. We believe that close to $300 billion of residential mortgage loans are troubled or at significant risk of default in their present state.

According to a 2016 Negative Equity Report published by Zillow, the condition of “negative equity,” where the amount of mortgage debt exceeds the value of the home, is concentrated in communities of lower value homes, like so many social problems in our country. Separating the housing market into “bottom-tier,” “middle-tier,” and “highest-tier,” the report concludes that 16.9% of all bottom-tier homes were in negative equity in the third quarter of 2016. In contrast just 6.8% of the highest-tier homes suffered from negative equity. Affiliates of the Company have generally invested in lower-dollar value loans, corresponding to the mortgage loans on lower-value homes, and we anticipate that the Company will do the same thing.

Our focus is on distressed mortgage loans on residential properties worth less than $125,000. We believe the Company will be one of only a few national, institutional-quality buyers (with committed capital) for these lower dollar-value assets, and it seeks to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single-family residential mortgage loans, secured by one-to-four-family homes. On occasion, if we believe it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) mortgage loans secured by more than four family homes, and/or (iii) and commercial loans. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes will comprise more than 90% of its total portfolio, although we are not bound by that figure.

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Our Pricing Model and Bid Process

We will be using a proprietary models developed by third parties to estimate the value of non-performing mortgage loans. Using this model, we take into account multiple factors including (i) the balance of the mortgage, (ii) the estimated value of the underlying real estate, (iii) the population in the area, (iv) whether the asset located in a state that participates in the state “Hardest Hit Fund” homeowner assistance programs, and (v) whether the state foreclosure process is judicial or non-judicial. Rating more than 3,000 state-level and 40,000 zip code-level data points, this pricing model allows a detailed analysis of portfolio valuation, using different projected resolution outcomes. We may also use financial models or other algorithms developed by other third-parties for our fund.

If we win the initial bid, we order a title report and a broker’s price opinion, and dig deeper into the due diligence materials, noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position on the property, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors. Sometimes a bid is reduced to as low as $1.

The Manager or external consultants might review servicing notes and pay histories on a loan level basis, collecting a narrative on the status of the borrower and their desire to keep the home as a residence, which allows us to develop a subset of likely exit strategies. Initial bids are revised based on these findings and adjusted to account for additional costs that would prohibit a profitable investment. Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale.

Operations

Once we buy a non-performing loan, we take a number of steps to convert it to either cash or to a re-performing loan:

●	We put a 90-day hold that restricts our loan servicer from doing any loss-mitigation.

●	Our non-profit housing counselors, provided and employed by a third party, reach out to the borrower to establish a single point of contact. This enables us to establish trust and inform the borrower of our goals and alternative resolutions without the need for traditional debt collection practices which are viewed as unfair and predatory.

●	We seek to address any discrepancies regarding the collateral (this includes recording of assignments, reproducing any collateral needed, signatures needed, addressing lost notes, assessing taxes, paying past due taxes, cleaning up any clouds on title, ordering updated broker price opinions and title report).

●	If the property is vacant, we physically secure the property to reduce any security or vandalism threats.

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●	We try to achieve an amicable resolution with the borrower. We offer a payment plan right away, typically based on 70% of the current unpaid balance of principal and interest on the borrower’ mortgage. This gives us a chance to get to know the borrower without relying only on legacy information, which could be unfair and/or inaccurate. Meanwhile, the non-profit housing counselor will guide the borrower through any government homeowner-assistance programs, such as a Hardest Hit Fund.

●	If a borrower has completed an initial payment plan to our satisfaction and we believe the borrower is prepared for a for a full loan modification, we use technology to guide the borrower through the loan modification process. Our system allows borrowers to easily track needed documents, see their progress, and communicate with us through a single point of contact.

●	For borrowers who cannot afford to stay in their home, we often work out a deed in lieu of foreclosure and most of the time offer some financial reward.

●	If we cannot reach the borrower, or if the borrower is uncooperative, our last resort is to begin foreclosure proceedings.

●	To provide additional liquidity, our Manager has developed technology that will allow the Company to more easily market loans (either the original note or a modified loan) for sale to a network of potential buyers/investors.

Key Positions

The Company relies on Specialized Asset Managers, Loss Mitigation Managers, Document Specialists, Litigation Coordinators, and Resolution Managers. Currently, all these positions are filled by employees of third-parties.

●	Specialized Asset Managers: Specialized Asset Managers will help the Company meet its internal goals as well as assist our homeowners providing the requisites tools, objectives and leadership. Such responsibilities of the Specialized Asset Managers include setting initial reconciliation strategies, optimizing user technologies, reviewing control reports for outlier loans and properties, providing guidance on high-risk scenarios, and coordinating efforts among the various stakeholders.

●	Loss Mitigation Managers: Our not-for-profit housing counselor provides a single individual to serve as the point of contact for all communications with the borrower.

●	Document Specialists: A Document Specialist verifies that all documents needed to validate ownership and existence of the mortgage and property are obtained, imaged, recorded, and stored with the custodian. The Company’s Manager has engaged EdgeMac for document auditing services and U.S. Bank for document custodian services.

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●	Litigation Coordinators: Litigation Coordinators manage the relationship with our attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

●	Resolution Managers: Resolution Managers are responsible for providing the tools, objectives, and leadership required to meet individual and Company goals. This includes setting initial reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

Asset Management

The Company has engaged Neighborhood Stabilization Capital Management, LLC (“NSCM”) to manage the Company’s portfolio of loans and real estate, pursuant to written agreement captioned “Asset Management Agreement” and dated October 23, 2018 (the “NSCM Agreement”). A copy of the NSCM Agreement is attached as Exhibit 1A-6D.

Under the NSCM Agreement, the duties and responsibilities of NSCM include:

●	Overseeing the activities any loan servicers;

●	Assisting with loan due diligence;

●	Allowing the Company to use NSCM’s proprietary technology; and

●	Managing and disposing of any real estate the Company acquires through foreclosures.

The fees of NSCM under the NSCM Agreement will be paid by the Manager, not by the Company.

Not For-Profit Partner

Our Manager has entered into an agreement captioned “Master Servicing Agreement” dated September 10, 2018 with Southside Community Development & Housing Corporation (“Southside”). Southside is a United States Housing and Urban Department (“HUD”) approved housing counseling agency, which provides housing counseling services, advice and other assistance to homeowners to assist them in improving their housing conditions and meet the responsibilities of homeownership and tenancy.

Working with a housing counseling agency such as Southside, from our experience, leads to better interactions and overall, a better relationship with the homeowners, i.e., the borrowers under the loans we will purchase. Key services provided by Southside include letter campaigns to borrowers, call campaign, in-person outreach, credit counseling and housing counseling. For more information please see the Master Servicing Agreement and related Scope of Work attached to as Exhibit 1A-6B.

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Loan Servicing

SN Servicing Corporation

Collecting payments on loans is referred to as loan “servicing.” The Company itself does not service the loans that it acquires. Instead, it engages a third party.

Currently, the Company plans to have its loans serviced by SN Servicing Corporation (“SNSC”), pursuant to an agreement captioned “Flow Special Servicing Agreement” dated May 23, 2016 (the “Servicing Agreement”), a copy of which is attached as Exhibit 1A-6A. Originally, the Manager and SNSC were the only two parties to the Servicing Agreement, but the Company has become a party pursuant to an agreement captioned “Joinder Agreement” dated November 17, 2018 (the “Joinder Agreement”), a copy of which is attached as Exhibit 1A-6F. SNSC is not affiliated with the Company or the Manager.

SNSC, headquartered in Baton Rouge, Louisiana, has been in business for more than 25 years and is not affiliated with the Company or with the Manager. Today, SNSC has approximately 120 employees and manages a diverse portfolio of residential and commercial assets as well as a select group of non-real estate loans for approximately 130 clients, approximately 19,500 loans in all. These loans fall in the following categories.

Number of Loans	Status of Loans
1,350	In Foreclosure Proceedings
2,400	In Bankruptcy Proceedings
450	Owned by Lender (REO)
10,575	Current in Payment
1,375	30+ Days Delinquent
3,350	60+ Days Delinquent

SNSC does much more for the Company than collect interest and principal from borrowers. It also handles foreclosure proceedings (where the Company is unable to work out another arrangement with the borrower) and bankruptcy proceedings (where the borrower files for bankruptcy protection) and disposes of any property where the Company takes title.

Foreclosure Proceedings

SNSC hires a local attorney to commence the foreclosure proceeding while an SNSC asset manager closely monitors the process. Highlights of the process include:

●	Notice of Default

●	30 Day Demand Letter

●	National Foreclosure Attorney Network

●	Minimizing Foreclosure Fees & Costs

●	Evictions

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Bankruptcy Proceedings

Bankruptcy filings are addressed by SNSC asset managers. Typical procedures include:

●	Chapter 13 Trustee Payment Monitoring

●	Motion for Relief from Automatic Stay

●	Proof of Claim Filings

REO Disposition

A national network of approximately 4,000 brokers is used to evaluate, market, and sell properties. SNSC field inspectors routinely perform inspections of REO properties to confirm values and meet with brokers while asset managers monitor the marketing efforts of the broker to ensure a timely disposition of the assets at the best market value under current economic conditions. These brokers, as well as SNSC’s Field Inspectors, perform:

●	On-site valuations and regular re-evaluations

●	Inspections and condition assessments

●	Property management and maintenance

●	Occupancy determination

●	Secure vacant property

●	Meet with local authorities

●	Change locks

●	Property showings, purchase negotiations, and sale of the asset

Other Services

SNSC has the ability to perform other services if need, including:

●	Loan Modifications

●	Forbearances

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●	Loan Payoffs or Refinancing’s

●	Repayment plans

●	Discounted Settlements

●	Reinstatements

●	Deeds In Lieu of Foreclosure

●	“Cash for Keys”

Compensation of SNSC

Pursuant to the Servicing Agreement, the Company will compensate SNSC as follows:

●	For each loan that is non-performing, in foreclosure, or in bankruptcy, the Company will pay SNSC compensation of $80 per month.

●	For each performing loan (loans where payments are less than 30 days past due), the Company will pay SNSC compensation of $35 per month.

●	SNSC is entitled to retain late charges, charges for checks returned for insufficient funds, and other amount charged to borrowers.

●	SNSC is entitled to certain setup charges.

●	SNSC is entitled to certain ancillary fees.

Other Servicers

The Company might engage other loan servicers in the future, either in addition to or replacement of SNSC.

Leverage

The Company might borrow money to buy Loans or other assets, which is referred to as “leverage.” the Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy loans, the amount of the borrowing typically does not exceed 70% of the price of the loans.

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Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

●	Availability of Reasonably-Priced Loans: For the Company to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-09, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improves the number of distressed loans could dwindle, making it more difficult for us to purchase loans at reasonable prices.

●	Competition to Purchase Loans: Our affiliates have been very successful buying distressed mortgage loans. Although we believe the Manager has special expertise, others have entered the market, bidding against us for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices.

●	Availability of Credit to Homeowners: One way we plan to liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-09, homeowners might not be able to refinance loans, or not as easily.

●	Housing Market: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. If housing prices fall, our profits fall along with them.

●	Interest Rates: Our business is very sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. Today, interest rates in general, and mortgage interest rates in particular, are at historic lows, suggesting that interest rates are more likely to go up from this point than to go down.

●	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments. It is possible that laws or regulations could be changed in a way adverse to our business.

●	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

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●	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets, even more so today than we did just a few years ago. Nevertheless, we are very much a “people business.” Not only do we need human eyes to review (and sometimes modify) the pricing models produced by our computers, but the real key to our success lies in our ability to interact with homeowners, who are people, not machines. As a result, our Manager must continue to attract and retain highly skilled employees.

●	Implementation of New Technologies: We rely on new technologies, including our proprietary pricing model and our note trading platform, which should allow us to sell loans more readily. We will need to continue developing and refining these technologies.

Our Revenue

The revenue of the Company will include:

●	Payments we receive from homeowners with respect to their mortgage loans

●	Payments we receive from other borrowers with respect to their mortgage loans

●	Rental payments we receive from leased real estate

●	Proceeds we receive from the sale of loans

●	Proceeds we receive from the sale of houses or other assets

●	Proceeds we receive when a homeowner pays off a loan

●	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company will incur a variety of costs and expenses, including:

●	Management fees

●	The costs of the Offering

●	Costs incurred in finding, evaluating, and purchasing loans and other property

●	Commissions

●	Settlement charges, including title charges

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●	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

●	Loan servicing fees

●	Investor communications

●	Insurance premiums

●	Taxes and fees imposed by governmental entities and regulatory organizations

●	Bank and escrow fees

Management Fees

The Manager will charge the Company a management fee equal to (i) 0.1667% of the total capital accounts of all of the Investors as of the last day of each calendar month, or approximately 2.0% of the capital accounts per year; plus (ii) $60 per month for each active asset (loan or otherwise).

The “capital account” of an Investor will generally be equal to the amount the Member paid for his, her, or its Class A Investor Shares, minus the amount of capital that has been returned to the Member.

State Licensing Laws

A number of states regulate entities that invest in residential mortgages. The Company has engaged regulatory counsel to ensure that it complies with all applicable laws and regulations.

Our Affiliates

Affiliates of the Company’s Manager are engaged in lines of business which may be similar to or compete directly with the business of the Company, i.e., buying distressed mortgage loans and trying to work out amicable resolutions with homeowners. Our Manager and its principals may provide services to or acquire assets from such affiliates, including, without limitation, RT Equity Investments, LLC and RTE1, LLC.

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PAST PERFORMANCE: OUR TRACK RECORD SO FAR

Summary and Narrative Description

The principals of our Manager have been investing in distressed mortgage loans for profit for approximately five years. During that time, they have purchased approximately 180 mortgage loans for an aggregate price of approximately $8,314,000.00

The principals of our Manager have previously raised at total of $5,392,575.62 from a total of approximately six investors. We refer to each of these as a “Program.”

We believe these Programs are similar to the Company in the following respects:

●	The business of the Company will be conducted by the same personnel, using the same facilities and technology, as the businesses conducted by the Programs.

●	They each involved the investments in non-performing mortgage loans using the same investments strategy as the business in which the Company will be engaged.

●	Each of the Programs had investment objectives that are identical to the investment objectives of the Company.

●	Each Program involved raising money from outside investors who had no role in the management or investment activities of the Program (i.e., from passive investors).

Because of these similarities, investors who are considering purchasing Class A Investor Shares from the Company might find it useful to review information about the Programs. Of course, prospective investors should bear in mind that prior performance does not guaranty future results. The fact that a prior Program has been successful (or unsuccessful) does not mean the Company will experience similar results.

All of the Programs involved buying primarily distressed residential mortgages. None of the Programs involved primarily buying commercial or residential real estate, nor purchasing new, used, or construction properties.

As of the date of this Offering Circular, there have been no major adverse business developments or conditions experienced by any Program that would be material to purchasers of the Company’s Class A Investor Shares.

None of the Programs:

●	Has been registered under the Securities Act of 1933;

●	Has been required to report under section 15(d) of the Securities Exchange Act of 1934;

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●	Has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or

●	Has, or has had, 300 or more security holders.

The following table summarizes the results of the Programs through July 31, 2018. All figures are presented on a federal income tax basis.

Program Name	RT Equity INV,LLC	RTE1,LLC	Eagle Fin Trust #1	Eagle Fin Trust #2
Date Program Started	4/12/2012	1/2/2013	4/16/2014	2/27/2014
Capital Raised from Investors*	$418,191	$3,936,828	$82,000	$140,000
Duration of Offering	68 months	59 Months	44 Months	40 Months
Status of Program	Open	Open	Open	Closed
Time to Deploy 90% Of Capital	1 Months	2 Months	1 Months	3 Months
Number of Loans Purchased	60	140	23	5
Amount Borrowed	$0	$0	$0	$0
Amount Distributed To Date*	$321,425.78	$497,516.00	$69,682.00	$178,330.59
Value of Assets Remaining*	$606,500	$5,400,000	$100,000.00	0
Total Return on Investment To Date*	122%	49.8%	107%	27.37%
Internal Rate of Return*	15.39%	17.67%	22.97%	14.19%

Explanations:

Capital Raised from Investors: The sponsor did not invest capital, i.e., all capital was from investors.

Total Return on Investment To Date: The Total Return on Investment To Date was calculated by adding the Amount Distributed to Date and the Value of Assets Remaining, subtracting from that sum the Capital Raised from Investors, and dividing that total by the Capital Raised from Investors.

Amount Distributed to Date: This includes the amount distributed to investors (50%) and the amount distributed to the sponsor (50%).

Value of Assets Remaining: The Value of Assets Remaining is primarily the value assigned to the remaining assets as of the time they were purchased, in some cases written down (but not up). As described earlier, the Manager uses a third-party proprietary pricing tool to evaluate loan purchases. The proprietary pricing tool takes into account factors that include, but are not limited to, the estimated value of the real estate securing each loan and the history of loan payments. The Manager and its affiliates reevaluate the value of its assets only as needed – for example, when they sell a loan. Reevaluations are not performed on a regular basis.

Internal Rate of Return: Unlike return on investment, or ROI, internal rate of return, or IRR, measures the financial performance of an investment taking into account the time the investment is held. For example, if a bond costs $100, pays $10 per year for four years, and is redeemed after five years for $110, the return on investment (ROI) of the bond is 50% (total received, minus total invested, all divided by total invested), but the IRR is 10%.

The operating results for the Programs since inception are set forth on Exhibit 1A-15.1.

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $15,000,000 of limited liability company interests designated as “Class A Investor Shares.”

Voting Rights

Owners of the Class A Investor Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Manager exclusively.

Distributions

We currently intend to make distributions every calendar quarter, if we have any money to distribute. The order of distributions will be governed by the Company’s LLC Agreement.

The LLC Agreement provides for the following order of priority:

●	First, we will distribute enough to pay Investors an annual return of 10% on their invested capital. For example, if an Investor purchased Class A Investor Shares for $1,000, we would distribute enough to pay that Investor $100 per year (10%), compounded.

●	Second, we will return to Investors all of their invested capital. For example, if an Investor purchased Class A Investor Shares for $1,000, we would distribute enough to pay that Investor $1,000.

●	Third, after Investors have received their 10% annual return and all their invested capital, we will keep any remaining profit for ourselves.

In the future, we might switch to monthly distributions.

The LLC Agreement is attached as Exhibit 1A-2B.

IMPORTANT NOTE: There is no guaranty that we will have enough money to pay Investors a 10% return, or even to return their capital.

Term of Class A Investor Shares

Under the terms of the LLC Agreement, the Manager must try to return all of the money invested by each Class A Member no later than the fifth (5th) anniversary following the investment. If the Company does not have enough money, Class A Members might receive a return of their investment later than five years, or not at all. If the Company is profitable, as we expect it to be, it is very likely that investors will receive a return of their investment sooner than five years.

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How We Decide How Much To Distribute

To decide how much to distribute during any calendar quarter, we start with our revenues, which include the proceeds of sale and refinancing transactions as well as payments we receive from homeowners with respect to their mortgage loans. We then subtract our actual expenses, which include management fees, bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, and legal and accounting fees. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount. We are currently targeting a reserve of $5,000 per loan, but this amount is subject to change as solely determined by the Manager.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a 10% annual return to Investors or even to return all of the invested capital.

Transfers

No Investor may sell, transfer, or encumber (place a lien on) his Class A Investor Share unless (i) the Manager, in its sole and absolute discretion, approves the transfer; or (ii) in the case of an Investor that is a natural person, such Investor dies or a court finds that he or she is legally incompetent, in which case the Class A Investor Share shall be transferred automatically to the heirs or personal representative of the Investor.

Before the Manager consents to a transfer of a Class A Investor Share, it may impose reasonable conditions, including but not limited to written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, as amended, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not cause the termination of the Company as a partnership under section 708 of the Internal Revenue Code or cause the Company to be treated as a “publicly traded partnership” under section 7704 of the Internal Revenue Code.

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Mandatory Withdrawals

The Manager may require an Investor to withdraw all or a portion of the Investor’s capital account upon five days’ notice, for any reason or for no reason.

The Manager may require an Investor to withdraw all or a portion of her capital with no notice under certain circumstances, including if:

●	The Manager believes the Investor made a material misrepresentation to the Company;

●	Legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

●	The Investor transferred a Class A Investor Share in violation of the LLC Agreement; or

●	The Manager believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation.

If the Manager causes an Investor to withdraw all of the Investor’s capital account, the Investor will have no further interest in the Company.

Limited Right of Liquidity

At any time after purchasing a Class A Investor Share, an Investor may request that the Manager purchase, or arrange for the purchase, of all or a portion of the Investor’s Class A Investor Share. Upon receipt of such a request, the Manager must use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Share, the Investor may either rescind or maintain the request.

In seeking to accommodate a request from an Investor, the Manager is not required to do any of the following: (i) purchase the Class A Investor Share for its own account; (ii) contribute money for the purchase; (iii) borrow money or dispose of assets; or (iv) take any other action the Manager believes would be adverse to the interests of the Company or its other Members.

If all or a portion of an Investor’s Class A Investor Share is purchased pursuant to the Investor’s request, the Investor’s rate of return could be reduced below 10%. Specifically, if the purchase occurs within six months following the date the Investor acquired its Class A Investor Share, then the return will be reduced from 10% to 8.0%, while if the purchase occurs more than six months but less than 12 months following the date the Investor acquired its Class A Investor Share, then the return will be reduced from 10% to 9.0%.

If more than one Investor asks the Manager to purchase or arrange for the purchase of a Class A Investor Share, the Manager will consider the requests in the order received.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.mwmfund.com, we will ask whether you’re an accredited investor. If you are not, then we’ll ask about your annual income and net worth.

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SALE AND DISTRIBUTION OF SECURITIES

In the Offering, we are offering up to $15,000,000 of our Class A Investor Shares for $10.00 each. The minimum initial investment is 20 Class A Investor Shares, or $200.

The Offering will begin as soon as our registration statement is “qualified” by the Securities and Exchange Commission. It will end upon the earlier of (1) the date we have sold $15,000,000 of Class A Investor Shares (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

Only the Company is selling securities in this Offering. None of our existing Members is selling any securities.

The minimum amount being raised in this Offering is $500,000. If we do not raise at least $500,000 within six (6) months of the commencement of this Offering, we will terminate the Offering and return Investors’ funds from escrow.

We are not using an underwriter or broker to sell the Class A Investor Shares. Instead, we are selling Class A Investor Shares only through our website, located at www.MWMfund.com, which we refer to as the “Site.”

We are not paying commissions to anybody for selling the Class A Investor Shares.

We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Share, our advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class A Investor Shares.

For instructions how to invest, see the “How To Invest” section, starting immediately below.

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HOW TO INVEST

To buy Class A Investor Shares, go to our website, www.mwmfund.com, which we refer to as the “Site,” and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

You will pay for your Class A Investor Share using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until we review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decided to accept your subscription, we will release your money from the escrow account to the Company at a time we select. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Class A Investor Share.

Anyone can buy a Class A Investor Share. We do not intend to limit investment to people with a certain income level or net worth.

The minimum initial investment is $200.00.

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USE OF PROCEEDS

We expect the Offering itself to cost about $75,000, including legal and accounting fees – principally the cost of preparing this Offering Circular. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to purchase loans and other assets for the Company, and to pay its normal operating costs, including the management fee to the Manager.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you.

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INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 is subject to stringent and onerous regulation, like a mutual fund. Being an investment company isn’t illegal, but is very expensive. If the Company were treated as an investment company it would be very bad for our business.

All of the Company’s assets will consist of mortgages and other interests in real estate. As a result, and as discussed in detail below, we believe the Company will not be treated as an investment company because of the exemption under section 3(c)(5)(C) of the Investment Company Act of 1940, which provides that an entity “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” will not be treated as an investment company.

The SEC has taken the position that an issuer qualifies for the section 3(c)(5)(C) exemption if the following three conditions are satisfied:

1)	At least 55% of its assets consist of “mortgages and other liens on and interests in real estate.” We refer to these as “Qualifying Interests.”

2)	At least an additional 25% of its assets consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of the issuer’s assets are Qualifying Interests).

3)	Not more than 20% of the issuer’s assets consist of other “miscellaneous investments.”

The SEC has also taken the position that fee interests in real estate, and mortgage loans that are “fully secured by real property” constitute Qualifying Interests.

Finally, the SEC has taken the position that a mortgage loan will be treated as “fully secured by real property” where the following two conditions are satisfied:

1)	100% of the fair market value of the loan was secured by real estate at the time the issuer acquired the loan. We refer to this as the “Date of Purchase Test.”

2)	100% of the principal amount of the loan was secured by real estate at the time of origination. We refer to this as the “Date of Origination Test.”

Section 3.2(b) of the LLC Agreement imposes five requirements directly related to satisfying the Date of Purchase Test and the Date of Origination Test:

1)	At least 95% of the assets of the Company will consist of mortgages and other liens on and interests in real estate;

2)	For at least 95% of the mortgage loans purchased by the Company, the Manager must have a reasonable belief that 100% of the acquisition cost of the loan (that is, the price paid by the Company for the loan) is secured by real estate at the time of purchase;

3)	No fewer than 95% of the mortgage loans purchased by the Company, by value, must include a written indication in the historic file that the loan was 100% secured by real estate at the time of origination;

4)	The Company will not purchase any mortgage loan where there is written indication in the historic file that the loan was not 100% secured by real estate at the time of origination; and

5)	The Manager shall take such other steps to ensure that the Company is not treated as an investment company.

If the Company satisfies these five requirements, then it will also satisfy section 3(c)(5)(C) of the Investment Company Act of 1940, and will not be treated as an investment company. The Manager will carefully monitor the Company’s assets for these purposes.

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ASSET-BACKED SECURITIES

Definition of “Asset-Backed Security” in Regulation A

The Class A Investor Shares are being offered pursuant to Regulation A issued by the SEC. Under 17 CFR §230.261(c), a security that is an “asset-backed security” may not be offered under Regulation A. For these purposes, the term “asset-backed security” has the same meaning as in Item 1101(c) of SEC Regulation AB.

In the opinion of the Company, the Class A Investor Shares do not satisfy the definition of “asset-backed security” set forth in Item 1101(c) of SEC Regulation AB. Among other things, the Company will invest almost exclusively in non-performing mortgage loans, and under Item 1101(c)(iii), a security is not an “asset-backed security” if there are any non-performing assets.

As a result, the Company believes that Class A Investor Shares may be offered and sold under Regulation A in this Offering.

Definition of “Asset-Backed Security” in Exchange Act

Section 3(a)(79) of the Exchange Act defines “asset-backed security” as:

A fixed-income or other security collateralized by any type of self-liquidating financial asset (including a loan, a lease, a mortgage, or a secured or unsecured receivable) that allows the holder of the security to receive payments that depend primarily on cash flow from the asset, including—

●	A collateralized mortgage obligation;

●	A collateralized debt obligation;

●	A collateralized bond obligation;

●	A collateralized debt obligation of asset-backed securities;

●	A collateralized debt obligation of collateralized debt obligations; and

●	A security that the SEC, by rule, determines to be an asset-backed security.

There are three reasons why we believe the Class A Investor Shares should not be treated as “asset-backed securities” within the meaning of section 3(a)(79) of the Exchange Act.

First, the Class A Investor Shares are not “collateralized” in any way.

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Second, payments to the holders of the Class A Investor Shares do not “depend primarily on cash flow from the asset.” All of the purchased mortgages are, by definition, non-performing and therefore generating very little cash flow, if any. The Company estimates that less than 10% of its total revenue reflects normal monthly payments made with respect to the purchased mortgages. Instead, the Company’s revenue, and the cash flow to holders of the Class A Investor Shares, consists mainly of (i) the proceeds of sales of real estate acquired through cooperative resolutions (i.e., deeds in lieu of foreclosure) or through foreclosure, (ii) proceeds from reselling purchased loans which have been modified, and (iii) payments made in settlement of purchased loans. The Company does not passively collect cash flow, but actively manages a portfolio, turning non-performing loans into cash.

Third, we believe the Class A Investor Shares are not the kinds of securities that Congress or the SEC had in mind when section 3(a)(79) of the Exchange Act was enacted.

The SEC has described “asset-backed securities” as follows:

Asset-backed securities (ABS) are created by buying and bundling loans – such as residential mortgage loans, commercial loans or student loans – and creating securities backed by those assets, which are then sold to investors. Often, a bundle of loans is divided into separate securities with different levels of risk and returns. Payments on the loans are distributed to the holders of the lower-risk, lower-interest securities first, and then to the holders of the higher-risk securities.

In a basic securitization structure, an entity, often a financial institution and commonly known as a “sponsor,” originates or otherwise acquires a pool of financial assets, such as mortgage loans, either directly or through an affiliate. It then sells the financial assets, again either directly or through an affiliate, to a specially created investment vehicle that issues securities “backed” or supported by those financial assets, which securities are “asset-backed securities.” Payment on the asset-backed securities depends primarily on the cash flows generated by the assets in the underlying pool and other rights designed to assure timely payment, such as liquidity facilities, guarantees or other features generally known as credit enhancements. The structure of asset-backed securities is intended, among other things, to insulate ABS investors from the corporate credit risk of the sponsor that originated or acquired the financial assets [. . . .] Because the issuing entity is designed to be a passive entity, one or more “servicers,” often affiliated with the sponsor, are generally necessary to collect payments from obligors of the pool assets, carry out the other important functions involved in administering the assets and to calculate and pay the amounts net of fees due to the investors that hold the asset-backed securities to the trustee, which actually makes the payments to investors.

See https://www.sec.gov/spotlight/dodd-frank/assetbackedsecurities.shtml and SEC Release Nos. 33-8518; 34-50905; File No. S7-21-04 (Effective March 8, 2005), available at: http://www.sec.gov/rules/final/33-8518.htm.

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In contrast to this description:

●	There are no “tranches” of Class A Investor Shares.

●	The returns of the Class A Investor Shares are not tied to the returns of the Company’s assets.

●	The Company’s assets will consist primarily of non-performing loans.

●	There are no mechanisms designed to assure timely payment, such as liquidity facilities, guarantees or other credit enhancements.

●	The structure of the Company does not involve creating a bankruptcy-remote entity like a trust.

●	The issuing entity, the Company, is not a passive participant.

For all of these reasons, the Company believes that the Class A Investor Shares should not be treated as “asset-backed securities” under section 3(a)(79) of the Exchange Act and, accordingly, that the Company will not be subject to the reporting obligations that might otherwise apply.

SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated November 1, 2018. We refer to this as the “LLC Agreement.”

The Series A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.1 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on May 8, 2017 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, the owners of the Company are referred to as “Members.” There are two kinds of Members:

●	The Manager; and

●	Those persons admitted to the Company by the Manager as “Investor Members.”

Investors who buy Class A Investor Shares in the Offering will be Investor Members under the LLC Agreement.

Classes of Ownership

The ownership interests in a Delaware limited liability company are referred to as “limited liability company interests.” Under the LLC Agreement, the limited liability company interests in the Company are designated as “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 5,000,000 Class A Investor Shares.

All of the Common Shares are owned by the Manager, while the Class A Investor Shares will be owned by Investors. The Manager and its affiliates might also acquire Class A Investor Shares (on the same terms as other Investors).

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By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

The Class A Investor Shares and the Common Shares have different rights to distributions, as described under “Distributions” below. Otherwise, there are no differences between the Class A Investor Shares and the Common Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts of any kind; (iii) borrow money; (iv) determine the timing and amount of distributions to Members; (v) determine the information to be provided to the Members; (vi) grant liens and other encumbrances on the assets of the Company; (vii) negotiate with homeowners; (viii) sell or otherwise dispose of assets; and (ix) dissolve the Company. Investors who purchase Class A Investor Shares will not have any right to vote on any issue.

Certain terms of the services to be provided by the Manager, as well as the compensation to be paid to the Manager by the Company, are set forth in the Management Services Agreement between the Fund and the Manager dated November 1, 2018, which we refer to as the “Management Agreement.” The principal terms of the Management Agreement are summarized in “Summary of Management Agreement” starting on page 37, while a copy of the Management Agreement is attached as Exhibit 1A-6E.

The Manager can only be removed for “cause” under a procedure set forth in section 5.7 of the LLC Agreement. The term “cause” includes:

●	An uncured breach of the LLC Agreement or the Management Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least two-thirds of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s fraud or willful misconduct. This limitation on the liability of the Manager and other parties is referred to as “exculpation.”

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The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Share, it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, the Investor might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

All distributions to the Members from the Company, including distributions in liquidation, will be made in the following order of priority:

●	First, the owners of the Class A Investor Shares (i.e., Investors) will receive a return of 10% per year.

●	Second, the owners of the Class A Investor Shares (i.e., Investors) will receive a full return of their capital.

●	Third, the owners of the Common Shares (i.e., the Manager) will receive all further distributions.

The Manager must endeavor to ensure that the owners of the Class A Investor Shares receive a full return of their capital within five years (possibly before five years).

IMPORTANT NOTE: There is no guaranty that the Company will have enough money to pay Investors a 10% annual return, or even to return their capital.

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Transfers

No Investor may transfer his, her, or its Class A Investor Shares without the consent of the Manager, except in the case of a natural person who dies or becomes incompetent, and whose Class A Investor Shares are transferred by operation of law. The Manager may impose conditions before allowing a transfer.

Limited Right of Liquidity

Any Investor may ask the Manager to either purchase or arrange for the purchase of the Class A Investor Shares owned by the Investor. There is no guaranty that the Manager will be able to accommodate these requests. If the Manager is able to accommodate such a request, the rate of return of the Investor who sells his, her, or its Class A Investor Shares will be reduced below 10%.

Mandatory Withdrawal

The Manager may require an Investor to withdraw from the Company in some circumstances, in effect kicking the Investor out of the deal.

Death, Disability, Etc.

If an Investor who is a natural person (not an entity) should die or become incapacitated, he, she, or his or successors will continue to own his or her Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay a monthly management fee to the Manager equal to 0.1667% of the total capital accounts of the Members, or about 2.0% per year, plus $60 per year for each active asset.

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may effect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Rights to Information

Each year, the Company will provide Members with (i) a statement showing in reasonable detail the computation of the amount distributed to the Members, (ii) a balance sheet of the Company, (iii) a statement of the income and expenses of the Company, and (iv) information for Members to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the LLC Agreement.

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In addition, each year the Company will provide Investors with a detailed statement showing:

●	The management fees paid to the Manager;

●	Any other fees paid to the Manager or its affiliates, including the Investment Manager; and

●	Any transactions between the Company and the Manager or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “tier 2” issuer under Regulation A, the Company may also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

An Investor’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company satisfies applicable laws, including tax and securities laws;

●	Facilitate the trading of Shares; and

●	For other purposes the Manager deems advisable.

However, the Manager may not adopt any amendment that would reasonably be expected to have an adverse effect on the Company or the Investors, without the consent of a majority of the Investors, measured by ownership of Shares.

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SUMMARY OF MANAGEMENT AGREEMENT

Cloud Capital Management, LLC, a Florida limited liability company, is designated as the “manager” of the Company under the LLC Agreement. Under section 5.1.2 of the LLC Agreement, the Manager has:

[F]ull and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The Company and the Manager entered into a contract called a “Management Services Agreement” dated November 1, 2018, which we refer to as the “Management Agreement.” The Management Agreement describes at length and in detail many of the duties of the Manager, and also describes the Manager’s compensation. However, the list of the Manager’s duties and authority in the Management Agreement is not exclusive. Under the broad grant of authority in the LLC Agreement, the Manager could have duties and authority not listed in the Management Agreement.

The Management Agreement is included as Exhibit 1A-6E.

The duties of the Manager include managing our investments, raising money, accounting and administrative services, and managing investor relations. Some of the specific duties of the Manager are:

●	Conducting this Offering

●	Establishing investment guidelines, policies, and procedures

●	Overseeing and conducting due diligence

●	Arranging for financing from banks and other financial institutions

●	Reviewing joint venture opportunities

●	Keeping and maintaining the books and records of the Company

●	Managing the Company’s portfolio of assets

●	Managing the administrative and back-office functions of the Company

●	Collecting, maintaining, and distributing information

●	Determining the improvements to be made to properties owned by the Company

●	Maintaining appropriate technology systems

●	Complying with SEC requirements

●	Managing distributions and payments to Investors;

●	Handling redemption requests from Investors

●	Engaging property managers, contractors, attorneys, accountants, and other third parties

●	Entering into contracts and other agreement

The compensation of the Manager is described in “Compensation of Management” starting on page 9.

The Management Agreement will remain in effect for as long as the Manager is the manager of the Company under the LLC Agreement.

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SUMMARY OF INVESTMENT AGREEMENT

To purchase Class A Investor Shares, an Investor must sign our Investment Agreement. This section summarizes some of the principal terms of the Investment Agreement. A copy of the Investment Agreement is attached as Exhibit 1A-4.

Designation of Class A Investor Shares

The Investment Agreement designates how many Class A Investor Shares you are purchasing, and the purchase price. It also provides that once you sign the Investment Agreement, you have no right to cancel your investment.

Your Promises

In the Investment Agreement, you make a number of promises to us. For example:

●	You promise that all the information you have given us is accurate.

●	You promise that you understand the risks of buying Class A Investor Shares.

●	You promise that you are buying your Class A Investor Shares for purposes of investment.

●	You promise that you have the legal power to invest.

●	You make a number of promises relating to anti-terrorism and anti-money laundering laws.

●	You make promises as to whether you are an “accredited investor.”

●	You promise that nobody has made any oral or written statements or representations to you that are inconsistent with the information in the Investment Agreement and this Offering Circular.

●	If you are an entity (not an individual), you promise that you have not provided any information about the Company or its business to any actual or prospective investor, except written information that the Company has approved in writing in advance.

Governing Law and Venue

The Investment Agreement will be governed by the internal laws of Delaware. If disputes arise, they will be litigated in Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware.

This “choice of forum” provision will apply to all disputes, including claims arising under the Federal securities laws.

Waiver of Jury Trial and Limit on Damages

The Investment Agreement requires you to waive your right to a jury trial in the event of a dispute, meaning that your claims would be heard by a judge rather than by a jury. The Investment Agreement also requires you to waive all damages other than so-called “direct” damages. For example, you waive your right to recover lost profits, special, consequential, or punitive damages.

However, neither of these limitations applies to claims arising under the Federal securities laws.

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SUMMARY OF ESCROW SERVICES AGREEMENT

Upon the qualification of the Offering by the SEC, the Company will enter into an agreement with PrimeTrust, LLC (“PrimeTrust”) captioned “Escrow Services Agreement,” which we refer to as the “Escrow Agreement.” A copy of the Escrow Agreement is attached as Exhibit 1A-6C.

The following summarizes the most important terms of the Escrow Agreement:

●	PrimeTrust will establish an escrow account for the benefit of Investors.

●	When an Investor subscribes for Class A Investor Shares (that is, completes and signs an Investment Agreement and pays for the Shares), the Investor’s funds will be deposited in the escrow account.

●	While the funds of Investors are held in the escrow account, they will not be subject to the claims of any entity, including the Company, PrimeTrust, or their creditors.

●	The escrow account will not bear interest.

●	If the Company has not received at least $500,000 from Investors within six months after the Offering is qualified by the SEC, then all of the money in the escrow account will be returned to Investors, without interest or deduction.

●	If the Company has received at least $500,000 from Investors within six months after the Offering is qualified by the SEC, then all of the money in the escrow account will be disbursed to the Company, and all subsequent investments by Investors will be disbursed to the Company.

●	The Company is required to indemnify PrimeTrust from any claims arising under the Escrow Agreement.

●	PrimeTrust is entitled to the compensation set forth on an exhibit to the Escrow Agreement.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the Federal income tax consequences of acquiring a Class A Investor Shares. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist on the date of this Offering Circular. The tax laws, and therefore the Federal income tax consequences of acquiring a Class A Investor Share, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for Federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for Federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of Federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to Federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Deduction for Pass-Thru Income

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for Federal income tax purposes, may deduct up to 20% of the amount of taxable income and gains allocated to them by the partnership, excluding certain items like interest and capital gains. However, the deduction claimed by any owner may not exceed the greater of:

●	The owner’s share of 50% of the wages paid by the partnership; or

●	The sum of:

o	The owner’s share of 20% of the wages paid by the partnership; plus

o	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

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The Company does not anticipate paying any wages, but might own depreciable assets (for example, if it forecloses on real estate). Consequently, it is possible that Investors would be entitled to a deduction for a portion of the ordinary business income of the Company allocated to them, but it is impossible to predict how much.

Deduction of Losses

The Company is not expected to generate significant losses for Federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income passive from passive activities.

Tax Basis

Code section 704(d) limits an Investor’s loss to his tax “basis” in his Class A Investor Share. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Class A Investor Share). Thereafter, his basis generally will be increased by further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Class A Investor Share), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase a Class A Investor Share and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

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Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all of the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to the Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays loans or an owner disposes of Class A Investor Share) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the Manager pursuant to the rules set forth in the LLC Agreement. In general, the Manager will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Investor Shares

In general, the sale of a Class A Investor Share by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Share were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of a Class A Investor Share, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers a Class A Investor Share at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

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A gift of a Class A Investor Share will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to Federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Share against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of a Class A Investor Share by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Investor Share equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Class A Investor Share. Any such gain generally will be considered as gain from the sale of his Class A Investor Share.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his share of Company’s income and losses for the taxable year of such owner that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of a Class A Investor Share or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

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Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from Federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his Federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of a Class A Investor Share. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes, and does not address the impact of other taxes on an investment in the Company, including Federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was created on May 8, 2017. The Company has not conducted any business and therefore has no operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $15,000,000 of capital in this Offering by selling Class A Investor Shares to Investors.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the loans and other property owned by the Company. Typically, we are able to borrow approximately 70% of the purchase price of loans.

The Company does not currently have any capital commitments. We expect to deploy most of the capital we raise in the Offering in buying loans, as described in the “Use of Proceeds” section on page 28. Should we need more capital for any reason, we intend to either sell more Class A Investor Shares or sell other classes of securities. In selling Class A Investor Shares or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company will operate in the manner described in “Our Company and Business” starting on page 9.

Whether we raise $15,000,000 in the Offering or something less, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $15,000,000, we will simply buy fewer loans. Although we might decide to raise more capital, we know of no reason why we would need to.

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Names, Ages, Etc.

Key Contributors

Name	Position	Age	Term of Employment	Time Commitment
Executive Officers
Terrence Osterman	Co-Founder	40	Indefinite.	See below.
Richard Allen	Co-Founder	37	Indefinite	See below.
Significant Employees
Miriam Burgos	Operations Manager	57	At will.	See below.
Brett Burky	Director of Business Development	37	At will.	See below.
Mike Mclin	Director of Technology	38	At will.	See below.

Employer

The Company itself has no employees. All of the individuals listed above are employees of Cloud Capital Management, LLC, which is the Manager of the Company.

Time Commitment

Mr. Osterman and Mr. Allen will devote such time to the business of the Company as they determine in their discretion. They will not work full-time on the Company’s business, and will manage other business interests in addition to the Company. Nevertheless, each currently expects to spend approximately 35 hours per week on the Company’s business.

Following is the number of hours per week we expect each “Significant Employee” to devote to the Company’s business:

Significant Employee	Approximate Hours per Week
Miriam Burgos	40
Brett Burky	20
Mike Mclin	15

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Family Relationships

There are no family relationships among the Executive Officers and Significant Employees.

Ownership of Related Entities

The Company is an affiliate of the Company’s Manager, Cloud Capital Management, LLC, a Florida limited liability company D/B/A MWM, which is ultimately owned and controlled by Mr. Osterman and Mr. Allen.

Business Experience

Terrence Osterman

Mr. Osterman begin his career in sales in the real estate investment space at RealNet USA, where he worked between 2006 and 2008. RealNet was a large-scale wholesaler of investment homes and nationwide hard money lender. Mr. Osterman learned how to source, evaluate, fund, sell and repair “low value” investment properties, and established a keen sense of how the single family real estate investment world worked. Mr. Osterman also originated loans as a hard money lender for home renovation investment. Mr. Osterman was involved in successfully closing and funding hundreds of “low value” fixer upper single family homes during his tenure, while successfully managing his own triplex property until its eventual successful sale.

From 2008-2009, Mr. Osterman and a few partners founded their own real estate investment firm, called Compass Group Realty, LLC and coupled it with co-founding a company called StopForeclosureShop.com that attempted to help homeowners save their homes by assisting and negotiating for them through the loan modification process (his first socially responsible business venture). By 2009, Mr. Osterman and his co-founders (including Mr. Allen, discussed below) changed the name of this business to InvestmentHomesDirect.com, and started to scale their efforts in the real estate investment space, growing to over 20 people and eventually opening a second office in Tampa, Florida. At its peak, InvestmentHomesDirect.com was buying and selling 20-25 “low value” single family homes a month from two offices and with over 30 employees. The end of this journey came in 2011, when Mr. Osterman and Mr. Allen decided to sell their interest to the last remaining founder and start up another real estate investment company called RT Equity Investments, LLC.

In 2014, Mr. Allen and Mr. Osterman opened an investment firm, Cloud Capital Management, LLC, that focuses on investing in small to medium balanced non-performing debt. Over the past three years, they managed a multi-million dollar mortgage note portfolio focused on capital efficiency and capital preservation.

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Richard Allen

After graduating from the University of Central Florida, Mr. Allen obtained his real estate license in [Florida] and began working for Realnet USA in 2005, where he was consistently a top producer. During his time at RealNet, Mr. Allen gained experience in evaluating residential real estate as an investment and exploring options of multiple exit strategies for each asset.

In 2008, in the midst of what is now known as the largest financial crisis since the Great Depression and collapsing housing market, Mr. Allen and a few co-workers opened their own wholesale firm that eventually became known as InvestmentHomesDirect.com. In December of 2011, after growing the company for three years and boasting a track record of purchasing over 400 single family homes with a purchase price of $25,000,000 and a market value of $45,000,000 Mr. Allen and Mr. Osterman sold their interests in the company to the remaining partner.

In 2014, Mr. Allen and Mr. Osterman opened Cloud Capital Management, LLC to focus on investing in small to medium balanced non-performing mortgage loans. Over the past three years, they have managed a multi-million dollar mortgage note portfolio focused on capital efficiency and capital preservation.

Mr. Allen and Mr. Osterman have continued to disrupt the mortgage space by attempting to bring transparency and liquidity to the secondary mortgage note market through a proprietary online trading platform known as Paperstac.com. Paperstac.com seeks to provide a secure secondary trading platform environment for mortgage note trading.

Miriam Burgos

Miriam has over a decade of experience in both residential and commercial real estate. Over the last 10 years, her experience has been concentrated in developer, broker, and investor transactions and her areas of knowledge include acquisitions, ground-up development, remodels, lease negotiations, and franchisee start-ups. Her positions include:

●	Executive Administrative Assistant for private lender; KSC Mortgage

●	Administrative Assistant: The Sofran Group; A commercial & real estate development company

●	Executive Administrative Assistant for 7-Eleven, Commercial New Store Development (10 member division)

●	Administrative Assistant: DC Project & Construction Management

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Brett Burky

Brett began his marketing career in 2003 in affiliate marketing. His main focus was on the different “traffic” sources on the internet and at that time SEO was his primary form of traffic.

From 2007 until 2010, Brett was a partner in a marketing agency where he managed six-figure monthly adwords budgets. Clients at that time included theme parks, professional speakers, and local businesses. At this time, he built on his digital marketing skills in SEO, Paid Search and Social Marketing.

In late 2010, he left the agency to be able to start his own startup with a team of venture capital investors. He built a team of 15 content writers, a developer, and a media business partner.

Brett developed over 150 websites all focused on affiliate marketing for different niches from weight loss to candles.

In 2012 Brett left the affiliate marketing world to focus on teaching.

Mike Mclin

Mike graduated from Full Sail University in 2003 with a degree in 3D Computer Animation. Shortly after graduating, Mike formed Clermont Media Group, a video production company, with two partners. In its first year the company released a wakeboard instructional DVD set titled “The Book,” which has sold over 100,000 discs worldwide and become wakeboarding industry’s top selling DVD of all-time.

From August 2010 to June 2013, Mike led an internet marketing team at a large real estate company where, among other things, he created a custom booking engine. In June 2013 he became a Senior Web Engineer at an eLearning company based in Orlando, FL.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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SECURITY OWNERSHIP OF MANAGEMENT

The limited liability company interests of the Company are represented by 20,000,000 “Shares,” of which 19,000,000 are designated as “Investor Shares” and 1,000,000 as “Common Shares.” Of the 19,000,000 total Investor Shares, 5,000,000 have been designated as “Class A Investor Shares.”

All of the Common Shares are owned by the Company’s Manager. The Class A Investor Shares will be owned by Investors.

As of the date of this Offering Circular, the Shares are owned as follows:

Common Shares

Name and Address of Owner	Amount of Ownership	Percent of Class
Cloud Capital Management, LLC* 300 S Orange Ave, Suite 1000 Orlando, Florida 32801	1,000,000	100%

Class A Investor Shares

Name and Address of Owner	Amount of Ownership	Percent of Class
N/A**	N/A**	N/A**

*	Cloud Capital Management, LLC is the Manager of the Company and, as of the date of this Offering Circular, is owned and controlled by Terrence Osterman and Richard Allen. Cloud Capital Management, LLC has filed a fictitious name registration with the Florida Division of Corporations and will do business as “MWM.”

**	As of the date of this Offering Circular, no Class A Investor Shares have been issued.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Overview

Terrence Osterman and Richard Allen, who are the principals of our Manager, will not receive compensation directly from the Company. However, they will receive compensation indirectly in two ways:

●	Because they own the Manager, they will benefit indirectly from the management fee paid by the Company to the Manager.

●	Because they own the Manager, they will benefit indirectly from distributions made to the Manager by the Company.

Management Fee Paid to Manager

The Company will pay the Manager a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2.0% of the capital accounts per year, plus a monthly fee of $60 for each active asset (loan). The “capital account” of a Member will generally be equal to the amount the Member paid for his or her interest in the Company, minus the amount of capital that has been returned to the Member.

The amount of the management fee will therefore depend on four factors:

●	How much capital is raised in the Offering;

●	How many loans the Company purchases;

●	When these loans are disposed of; and

●	How much capital has been returned to Members, if any.

Here are some illustrations of how the monthly management fee would be calculated:

Capital Accounts At End of Month	Active Loans At End of Month	Management Fee For That Month
$4,368,755	98	$13,163
$7,223,198	143	$20,621
$12,649,888	227	$34,707
$14,723,497	274	$40,984

Those figures are only to illustrate the calculation. It is impossible to predict accurately how much the Manager will receive as management fees.

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Ownership Interest of Manager

The ownership interests in a Delaware limited liability company are referred to as “limited liability company interests.” Under the LLC Agreement, the limited liability company interests in the Company are designated as “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 5,000,000 Class A Investor Shares.

All of the Common Shares are owned by the Manager, while the Class A Investor Shares will be owned by Investors. The Manager and its affiliates might also acquire Class A Investor Shares (on the same terms as other Investors).

As the owner of the Common Shares, the Manager will have the right to receive 100% of the profits of the Company after Investors receive their 10% annual return and a return of all of their capital. The amount of the profits the Manager will receive from owning its Common Shares therefore depends on a number of factors, including:

●	How much capital is raised in the Offering;

●	The investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Given these variables, it is impossible to predict with any accuracy how much money the Manager will make from owning Common Shares.

Reimbursement of Expenses

The Company is required to reimburse the Manager the expenses the Manager incurs in organizing the Company and conducting this Offering.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The management fees paid to the Manager;

●	Any other fees paid to the Manager or its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates and owners during each stage, are as follows:

Stage	Compensation
Organization	Reimbursement of Expenses
Acquisition of Loans	Management Fee
Operation	● Management Fee ● Distributions to Common Shares After Investors Have Received 10% Return and 100% of Capital
Liquidation	Distributions to Common Shares After Investors Have Received 10% Return and 100% of Capital

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VOTING RIGHTS OF OWNERS

Under the LLC Agreement, the Manager has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company, except for a limited right to remove the Manager for cause.

The Manager (Cloud Capital Management, LLC) is wholly-owned by the principals of our Manager. Thus, all voting rights in the Company are owned by Mr. Osterman and Mr. Allen.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company will pay the Manager a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2.0% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan). The amount of the compensation paid to the Manager will depend on the amount of capital raised in the Offering and the speed with which it is returned to Investors.

The Company’s Manager (Cloud Capital Management, LLC) is wholly-owned by the principals of our Manager.

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APPENDIX A: PRIOR PERFORMANCE TABLES

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FINANCIAL STATEMENTS

Money With Meaning Fund, LLC

A Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

December 31, 2018 and 2017

MONEY WITH MEANING FUND, LLC

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-3

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017, FOR THE YEAR ENDED DECEMBER 31, 2018, AND FOR THE PERIOD FROM MAY 8, 2017 (INCEPTION) TO DECEMBER 31, 2017:

Balance Sheets	F-4

Statements of Operations	F-5

Statements of Changes in Member’s Equity/(Deficit)	F-6

Statements of Cash Flows	F-7

Notes to Financial Statements	F-8 – F-13

To the Managing Member of

Money With Meaning Fund, LLC

Winter Garden, FL

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Money With Meaning Fund, LLC (the “Company”), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in member’s equity/(deficit), and cash flows for the year ended December 31, 2018 and for the period from May 8, 2017 (inception) to December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Money With Meaning Fund, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from May 8, 2017 (inception) to December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

April 2, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

MONEY WITH MEANING FUND, LLC

BALANCE SHEETS

As of December 31, 2018 and 2017

	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$-	$-
Deferred offering costs	111,420	38,766
Total Current Assets	111,420	38,766

TOTAL ASSETS	$111,420	$38,766

LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Accounts payable	$6,564	$6,124
Due to related party	146,795	34,382
Total Current Liabilities	153,359	40,506

Total Liabilities	153,359	40,506

Member’s Equity/(Deficit):	(41,939)	(1,740)

TOTAL LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)	$111,420	$38,766

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MONEY WITH MEANING FUND, LLC

STATEMENTS OF OPERATIONS

For the year ended December 31, 2018 and for the period from May 8, 2017 (inception) to December 31, 2017

	2018	2017

Net revenues	$-	$-
Cost of net revenues	-	-
Gross profit	-	-

Operating Expenses:
Professional fees	16,739	793
Marketing costs	23,460	-
Organizational expenses	-	947
Total Operating Expenses	40,199	1,740

Net Loss	$(40,199)	$(1,740)

Weighted-average units outstanding
-Basic and Diluted	1,000,000	N/A
Net loss per unit
-Basic and Diluted	$(0.04)	N/A

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MONEY WITH MEANING FUND, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY/(DEFICIT)

For the year ended December 31, 2018 and the period from May 8, 2017 (inception) to December 31, 2017

Member’s Equity/(Deficit)

Balance at May 8, 2017 (inception)	$-
Net Loss	(1,740)
Balance at December 31, 2017	$(1,740)

Net Loss	(40,199)
Balance at December 31, 2018	$(41,939)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MONEY WITH MEANING FUND, LLC

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2018 and the period from May 8, 2017 (inception) to December 31, 2017

	2018	2017
Cash Flows From Operating Activities
Net Loss	$(40,199)	$(1,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in deferred offering costs	(72,654)	(38,766)
Increase in accounts payable	440	6,124
Net Cash Used in Operating Activities	(112,413)	(34,382)

Cash Flows From Financing Activities
Proceeds from related party	112,413	34,382
Net Cash Provided By Financing Activities	112,413	34,382

Net Change In Cash	-	-

Cash at Beginning of Period	-	-
Cash at End of Period	$-	$-

Cash Flows From Financing Activities
Cash paid for interest expense	$-	$-
Cash paid for income tax	$-	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

NOTE 1: NATURE OF OPERATIONS

Money With Meaning Fund, LLC (the “Company”), is a limited liability company organized May 8, 2017 under the laws of Delaware. The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically a single-family residential property) and delinquent in payment, and work with homeowners to resolve the non-performing loans in a socially conscious manner.

The Company is managed by Cloud Capital Management, LLC (the “Manager”), a Florida limited liability company and the sole member of the Company as of December 31, 2018. Cloud Capital Management, LLC (a related party) has exclusive control over all aspects of the Company’s business in its role as Manager.

As of December 31, 2018, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, holds no cash as of December 31, 2018, and has a working capital deficit as of December 31, 2018. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

 See Accompanying Independent Auditor’s Report

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2018, the Company has not established a deposit account with a financial institution. All of its expenditures have been paid directly by a related party.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

See Accompanying Independent Auditor’s Report

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

The carrying amounts reported in the balance sheet approximate their value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of December 31, 2018 or 2017.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - “Expenses of Offering”. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2018 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $111,420 and $38,766 are capitalized to the balance sheet as of December 31, 2018 and 2017. respectively.

Income Taxes

The Company is a Delaware limited liability company and is treated as a disregarded entity for federal income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its sole member. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the member on its individual tax return.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

 See Accompanying Independent Auditor’s Report

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit.  Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of December 31, 2017, the Company has not presented basic net loss per unit or diluted net loss per unit. As no potentially dilutive items exist as of December 31, 2018, basic and diluted net loss per unit are the same.

NOTE 4: MEMBER’S EQUITY/(DEFICIT)

On July 1, 2017, the Company defined the limited liability interests in the Company in the LLC Agreement. Such interests are denominated into 20,000,000 “Shares”, consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares”. The Manager of the Company, Cloud Capital Management, LLC (a related party), owned all of the limited liability company interests of the Company as of December 31, 2018 and 2017; These were denominated into 1,000,000 Common Shares as of December 31, 2018.

The Manager of the Company is authorized to further divide the Investor Shares into one or more series and must document the number of shares, and the rights and preferences of such series in formal authorizing resolutions. An authorizing resolution providing for issuance of any series of Investor Shares may provide that such series shall be superior or rank equally or be junior to the Investor Shares of any other series except to the extent prohibited by the terms of the authorizing resolution establishing another series of Investor Shares. As Manager of the Company, Cloud Capital Management, LLC has full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and to make all decisions regarding such matters. Investor Shares do not have voting rights; however, voting rights may be conferred upon all or any series of Investor Shares by the Manager of the Company in an Authorizing Resolution.

On July 1, 2017, the Manager authorized the Company to issue 5,000,000 Investor Shares designated as “Class A Investor Shares,” having no par value, with the rights, preferences, powers, privileges and restrictions, qualifications, and limitations set forth in a formal authorizing resolution. As of the date of any distribution, owners of Class A Investor Shares (“Class A Members”), are entitled to receive a Class A Preferred Return equal to a compounded return of 12% with respect to its unreturned investment since the date of such Class A Member’s capital contribution. Class A Members have priority in distribution relative to owners of Common Shares (“Common Members”), wherein a Class A Member will first receive the Class A Preferred Return and next its unreturned investment prior to any remaining balance being distributed to Common Members.

 See Accompanying Independent Auditor’s Report

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

The Manager may at any time increase or decrease the authorized and/or outstanding number of Shares of any class, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Members owning the outstanding Shares of such class.

The member’s capital balance was zero as of December 31, 2018 and 2017. Member’s equity/(deficit) as of December 31, 2018 and 2017 consisted entirely of the accumulated deficits of $41,939 and $1,740 respectively; resulting from the net losses of $40,199 and $1,740 from 2018 and 2017 operations, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

Expenses since inception have been paid by the Manager of the Company, Cloud Capital Management, LLC (a related party), on the Company’s behalf. Per the LLC Agreement, the Company will reimburse the Manager and its affiliates, without interest, for expenses they incur in connection with the formation of the Company. Amounts due to the related party Manager of the Company were $146,795 and $34,382 as of December 31, 2018 and 2017 respectively.

On November 1, 2018, the Company entered into a management services agreement with Cloud Capital Management LLC, the Manager of the Company. Under the agreement, the Manager is entitled to a monthly management fee of (i) one-sixth of one percent (0.167%) of the aggregate capital accounts of the Investor Members on the last day of such month, and (ii) $60 for each active asset of the Company. The Company is also required to reimburse the Manager for all costs and expenses incurred solely on behalf of the Company including fees paid to and expenses of third-party service providers, other than those expenses that are specifically the responsibility of the Manager pursuant to the agreement.

On October 3, 2018, the Company amended its LLC Agreement to denominate the Manager’s ownership of all limited liability interests of the Company to 1,000,000 Common Shares. The denomination of the Manager’s ownership interests to Common Shares did not diminish the Manager’s ownership, and the Manager remained the sole member of the Company.

NOTE 6: COMMITMENTS

On November 7, 2018, the Company entered into a joinder agreement to become a party to an existing loan servicing agreement between the Manager and a third-party loan servicing company, however, only with respect to assets owned by the Company. Under the agreement, the loan servicing company agrees to service and administer the Company’s mortgage loans and REO properties in exchange for per asset monthly servicing fees, and if applicable, default resolution fees of up to 2.25% of related unpaid principal balances (UPBs), disposition/property liquidation fees of up to 2.5% of UPBs, and deboarding fees for REOs equal to 2% of net proceeds. The agreement will automatically renew for a one-year term on May 23, 2019, and on each successive anniversary unless mutually cancelled by both parties 90-days prior to the anniversary date.

See Accompanying Independent Auditor’s Report

MONEY WITH MEANING FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, for the year ended December 31, 2018, and for period from May 8, 2017 (inception) to December 31, 2017

On November 14, 2018, the Company entered into an asset management agreement with a third-party asset management company. Under the agreement, the asset management company agreed to provide oversight of all loan servicers with respect to the servicing of the Company’s mortgage loans, and to administer, manage and dispose of the Company’s REO properties. Such services will be provided in exchange for asset management fees comprised of acquisition fees (1% of the Company’s purchase price of its assets), mortgage loan management fees (1% per annum of the Company’s purchase price of its assets, payable monthly, and 1% of sales proceeds upon disposition), and REO management fees (1% of sales proceeds upon closing of sales). The Company may terminate the agreement with or without cause by providing 30-days’ notice to the asset management company.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. The Company adopted this new standard effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 2, 2019, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

See Accompanying Independent Auditor’s Report

GLOSSARY OF DEFINED TERMS

NSCM Agreement	The agreement captioned “Asset Management Agreement” with NSCM dated October 23, 2018.
Authorizing Resolution	The resolution adopted by the Manager on November 1, 2018 creating the Class A Investor Shares.
Class A Investor Shares	The interests in the Company that are being offered to the public in the Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Common Shares	The interests in the Company owned by the Manager.
Company	Money With Meaning Fund, LLC, a limited liability company formed under the laws of Delaware.
HUD	United States Housing and Urban Department
Investor	Anyone who purchases Class A Investor Shares in the Offering.
Joinder Agreement	The agreement captioned “Joinder Agreement” dated November 17, 2018, between the Company and SNSC.
LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated November 1, 2018.
Management Agreement	The agreement captioned “Management Services Agreement” between the Company and the Manager dated November 1, 2018.
Manager	Cloud Capital Management, LLC, a limited liability company formed under the laws of Florida, which also does business using the fictitious name “MWM.”
Members	The owners of the Company. Under the Delaware Limited Liability Company Act, the owners of a limited liability company are referred to as “members.”
NSCM	Neighborhood Stabilization Capital Management, LLC
Offering	The offering of Class A Investor Shares to the public, pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.
Program	An offering conducted by affiliates of the Company’s Manager that involved raising money from investors and investing in distressed mortgages, like the Company.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	U.S. Securities and Exchange Commission
Servicing Agreement	The agreement captioned “Flow Special Servicing Agreement” dated May 23, 2016 between the Manager and SNSC, as amended by the Joinder Agreement.
Shares	The limited liability company (ownership) interests in the Company, which are divided into Common Shares and Investor Shares.
Site	The Internet site located at www.MWMfund.com.
SNSC	SN Servicing Corporation.
Southside	Southside Community Development & Housing Corporation.

P a g e | 57

FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Money With Meaning Fund, LLC

213 S. Dillard Street, Suite 150-E

Winter Garden, Florida 34787

www.mwmfund.com

May 2, 2019

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on May 8, 2017.*

Exhibit 1A-2B	Limited Liability Company Agreement dated November 1, 2018.*

Exhibit 1A-2C	Authorizing Resolution dated November 1, 2018.*

Exhibit 1A-4	Form of Investment Agreement.*

Exhibit 1A-6A	Servicing Agreement with SN Servicing Corporation.*

Exhibit 1A-6B	Master Servicing Agreement with Southside Community Development & Housing Corporation.*

Exhibit 1A-6C	Escrow Agreement with Prime Trust.*

Exhibit 1A-6D	Asset Management Agreement with Neighborhood Stabilization Capital Management, LLC.*

Exhibit 1A-6E	Management Services Agreement with Cloud Capital Management, LLC.*

Exhibit 1A-6F	Joinder Agreement modifying Servicing Agreement with SN Servicing Corporation.*

Exhibit 1A-11	Consent of Independent Auditor.

Exhibit 1A-12	Legal opinion of Flaster/Greenberg P.C.*

Exhibit 1A-15.1	Prior Performance Tables*

Exhibit 1A-15.2	Draft of Offering Statement dated December 7, 2018, previously submitted pursuant to Rule 252(d).*

Exhibit 1A-15.3	Correspondence to Commission dated March 7, 2019**

Exhibit 1A-15.4	Correspondence to Commission dated April 1, 2019**

Exhibit 1A-15.5	Correspondence to Commission dated May 2, 2019

*	Previously filed with the Offering Circular dated March 6, 2019 and incorporated by reference.

**	Previously filed with the Offering Circular dated April 1, 2019 and incorporated by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Winter Park, State of Florida, on May 2, 2019.

Money With Meaning Fund, LLC

Cloud Capital Management, LLC Manager

By	/s/ Terrence Osterman
Terrence Osterman, Managing Member

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Cloud Capital Management, LLC, as Manager

By	/s/ Terrence Osterman
Terrence Osterman, Managing Member

May 2, 2019

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